                                                        Exhibit 1





                     UNIT PURCHASE AGREEMENT



          THIS UNIT PURCHASE AGREEMENT (the "Agreement") is made as of this 15th day of April, 1997 by and between THE IMMUNE
RESPONSE CORPORATION, a Delaware corporation (the "Company"), and
KEVIN B. KIMBERLIN, an individual (the "Investor").

          THE PARTIES HEREBY AGREE AS FOLLOWS:

          1.   Purchase and Sale of the Units.

          1.1 Sale and Issuance of Common Stock and Common Stock Warrants at the Initial Closing. Subject to the terms and conditions of this Agreement, Investor agrees to purchase at the Initial Closing and the Company agrees to sell and issue to Investor at the Initial Closing, 1,776,004 Units at the purchase price per Unit equal to the product of (a) the sum of (i) the closing price of the Company's common stock on April 11, 1997 ($7.69) and (ii) $1.19 per share of common stock into which the Warrant (as defined below) is exercisable, multiplied by (b) .879 (the "Per Unit Price"), for an aggregate price of $13,852,831.20 (the "Initial Investment"). Each Unit consists of one share of the Company's Common Stock, par value $.0025 per share (the "Common Stock"), and a nontransferable warrant to purchase one share of the Company's Common Stock (the "Warrant") in the form attached hereto as Exhibit A.

          The shares of Common Stock sold to Investor pursuant to this Agreement are hereinafter referred to as the "Shares," and the shares of Common Stock arising from the exercise of the Warrant are hereinafter referred to as the "Warrant Shares." The Shares, the Warrant and the Warrant Shares are hereinafter referred to collectively as the "Securities."

          1.2 Sale and Issuance of Common Stock and Common Stock Warrants at the NASD Approval Closing. Subject only to the written approval by the National Association of Securities Dealers, Inc. ("NASD"), which approval must be received by the Company no later than six weeks from the date hereof in a form reasonably acceptable to the Company, Investor agrees to purchase at the NASD Approval Closing and the Company agrees to sell and issue to Investor at the NASD Approval Closing, 18,867 Units (as defined above) at the Per Unit Price for an aggregate price of $147,162.60 (the "NASD Approval Investment").

          At the option of Investor, Investor may prepare a letter for submission by the Company to the NASD outlining the nature of the Initial Investment and the NASD Approval Investment and requesting confirmation from the NASD that the NASD Approval Investment may be consummated without first obtaining approval from the Company's stockholders. The Company will submit such letter to the NASD as promptly as practicable after receiving the same from Investor.

          1.3 Initial Closing. The purchase and sale of the Securities for the Initial Investment shall take place at the offices of Pillsbury Madison & Sutro LLP, 235 Montgomery Street, San Francisco, California, at 11:00 A.M., on April 15, 1997, or at such other time and place as the Company and Investor mutually agree (which time and place are designated as the "Initial Closing"). At the Initial Closing, Investor shall deliver to Company (i) a bank wire in the amount of $3,463,207.80 payable to the Company's order and (ii) a promissory note in the form attached hereto as Exhibit B in the principal amount of $10,389,623.40 payable to the Company's order (the "Promissory Note"). Upon payment in full of all amounts due under the Promissory Note, the Company shall deliver to Investor the Warrant and a certificate representing the Shares; provided, however, that the Company hereby acknowledges that Investor shall be the sole record and beneficial owner of the Shares upon the Initial Closing.

          1.4 NASD Approval Closing. The purchase and sale of the securities for the NASD Approval Investment shall take place at the offices of Pillsbury Madison & Sutro LLP, 235 Montgomery Street, San Francisco, California, within five business days after receipt by the Company from Investor of written NASD approval for such sale, or at such other time and place as the Company and Investor mutually agree (which time and place are designated as the "NASD Approval Closing"). At the NASD Approval Closing, the Company shall deliver to Investor 18,867 Units against delivery to the Company by Investor of a bank wire in the amount of $147,162.60 payable to the Company's order.

          2.   Representations and Warranties of the Company.

          2.1  Organization, Good Standing and Qualification.
The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on the Company.

          2.2 Valid Issuance of the Securities. The issuance, sale and delivery of the Securities are within the Company's corporate powers and have been duly authorized by all required corporate action on the part of the Company and its stockholders and when such Securities are issued, sold and delivered in accordance with the terms hereof, such Securities will be duly and validly issued, fully paid and nonassessable. The issuance, sale and delivery of the Securities are not subject to preemptive or any similar rights of the stockholders of the Company or any liens or encumbrances arising through the Company.

          2.3 Authorization. This Agreement has been duly authorized, validly executed and delivered on behalf of the Company and is a valid and binding agreement enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) to the extent the indemnification provisions contained in Section 7.8 of this Agreement may be limited by applicable federal or state securities laws.

          2.4 Capitalization. The authorized capital of the Company consists of:

          (a) Preferred Stock. 5,000,000 shares of Preferred Stock, of which 20,000 shares have been designated Series E Participating Preferred Stock, par value $.001 per share (the "Participating Preferred Stock"). There are no shares of Participating Preferred Stock issued and outstanding.

          (b) Common Stock. 40,000,000 shares of Commons Stock, of which 20,298,207 shares were issued and outstanding on April
10, 1997.

          (c) Agreements for Purchase of Shares. Except for (i) the purchase privileges under the Company's Stockholder Rights Plan, as described in the Company's filings with the Securities and Exchange Commission ("SEC"); (ii) options to purchase an aggregate of 2,963,155 shares of Common Stock granted pursuant to the various stock plans of the Company as of February 28, 1997; and (iii) the agreement of Trinity Medical Group Co., Ltd of Bangkok, Thailand to make an additional equity investment of up to $10 million, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock. The Company has no obligations or agreements concerning the repurchase of any of the shares of its outstanding capital stock.

          2.5 Non-contravention. The execution and delivery of this Agreement and the consummation of the issuance of the Securities do not and will not conflict with or result in a breach by the Company of any of the terms or provisions, of or constitute a default under the certificate of incorporation or by-laws of the Company, or any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound, or any existing applicable law, rule or regulation of the United States or any state thereof or any applicable decree, judgment or order of any federal or state court, federal or state regulatory body, administrative agency or other United States governmental body having jurisdiction over the Company or any of its properties or assets.

          2.6 Rights Agreement. As a registered holder of the Shares, Investor will be a beneficiary under that certain Rights Agreement, dated as of February 26, 1992, between the Company and First Interstate Bank, Ltd. (the "Rights Agreement"), and will be entitled to receive one Right for each share of Common Stock issued pursuant to this Agreement, including the Warrant Shares, each Right representing the right to purchase one one-thousandth of a share of Participating Preferred Stock having the rights, powers and preferences set forth in the Rights Agreement. The Company shall amend the Rights Agreement so that the execution and delivery of this Agreement and the consummation of the issuance of the Securities will not cause Investor to become an Acquiring Person (as defined in the Rights Agreement) thereunder.

          2.7 SEC Filings. The Company has registered its Common Stock pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Common Stock is listed and trades on the NASDAQ National Market System. The Company has filed all forms, reports and documents required to be filed pursuant to the federal securities laws and the rules and regulations promulgated thereunder for a period of at least twelve (12) months immediately preceding the offer or sale of the Shares and the Warrant (or for such shorter period that the Company has been required to file such material). The Company's filings with the SEC complied as of their respective filing dates, or in the case of registration statements, their respective effective dates, in all material respects with all applicable requirements of the Securities Act of 1933 (the "Securities Act") and the Exchange Act and the rules and regulations promulgated thereunder. None of such filings, including, without limitation, any exhibits, financial statements or schedules included therein, at the time filed, or in the case of registration statements, at their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          2.8 Litigation. Except as disclosed in the Company's filings with the SEC, there is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending or, to the knowledge of the Company, threatened, against or affecting the Company, or any of its properties, which might result in any material adverse change in the condition (financial or otherwise) or in the earnings, business affairs or business prospects of the Company, or which might materially and adversely affect the properties or assets thereof.

          2.9 No Default. Except as disclosed in the Company's filings with the SEC, the Company is not in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust or other material agreement or instrument to which it is a party or by which it or its property may be bound.

          2.10 Subsequent Events. Since December 31, 1996, (i) the Company has incurred no liability or obligation, contingent or otherwise, that taken as a whole, is material in the aggregate to the Company, except in the ordinary course of business, and
(ii) there has been no material adverse change in the condition or results of operations, financial or otherwise, of the Company, taken as a whole.

          2.11 Consents and Approvals. No consent, approval, qualification, order or authorization of, or filing with, any local, state or federal governmental authority or any third party is required on the part of the Company in connection with the Company's valid execution, delivery or performance of this Agreement, or the offer, sale or issuance of the Shares by the Company, other than the filings that have been made prior to the Initial Closing or the NASD Approval Closing, as the case may be, except that any notices of sale required to be filed by the Company with the SEC under Regulation D of the Securities Act, or such post-closing filings as may be required under applicable state securities laws, which will be timely filed within the applicable periods therefor.

          2.12 Registration Statement. To the best of the Company's knowledge, there exist no facts or circumstances that would inhibit or delay the preparation and filing of a registration statement with the SEC under the Securities Act in accordance with Section 7 of this Agreement.

          2.13 Removal of Legends.

          (a)  Any legend endorsed on a certificate pursuant to
Section 3.7 hereof shall be removed (i) if the shares of the Common Stock represented by such certificate shall have been effectively registered under the Securities Act or otherwise lawfully sold in a public transaction, (ii) if such shares may be transferred in compliance with Rule 144(k) promulgated under the Securities Act, or (iii) subject to the provisions of Section 3.6(c) hereof, if the holder of such shares shall have provided the Company with an opinion of counsel, in form and substance acceptable to the Company and its counsel and from attorneys reasonably acceptable to the Company and its counsel, stating that a public sale, transfer or assignment of such shares may be made without registration.

          (b)  Any legend endorsed on a certificate pursuant to
Section 3.7(c) hereof shall be removed if the Company receives an order of the appropriate state authority authorizing such removal or if the holder of the Shares provides the Company with an opinion of counsel, in form and substance acceptable to the Company and its counsel and from attorneys reasonably acceptable to the Company and its counsel, stating that such state legend may be removed.

          2.14 Finder's Fee. The Company neither is nor will be obligated for any finder's fee or commission in connection with this transaction. The Company agrees to indemnify and hold harmless Investor from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liabil-
ity) for which the Company or any of its officers, employees or representatives is responsible.

          3.   Representations, Warranties and Covenants of
Investor.  Investor hereby represents and warrants that:

          3.1 Authorization. Investor has full power and authority to enter into this Agreement and this Agreement constitutes its valid and binding obligation except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) to the extent the indemnification provisions contained in Section 7.8 of this Agreement may be limited by applicable federal or state securities laws.

          3.2 Purchase Entirely for Own Account. The Securities to be received by Investor will be acquired for investment for Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Investor has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with the Securities Act and applicable state securities laws. Investor does not have any contract, under-taking, agreement or arrangement with any person to sell, trans-fer or grant participations to such person or to any third person, with respect to any of the Securities.

          3.3 Disclosure of Information. Investor believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Securities. Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of Investor to rely thereon.

          3.4 Investment Experience. Investor is an investor in securities of companies in the development stage and acknowledges that it is able to bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities.

          3.5 Restricted Securities. Investor understands that the Securities are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in reliance on an exemption therefrom. In this connection Investor represents that it is familiar with SEC Rule 144, as presently in effect ("Rule 144"), and understands the resale limitations imposed thereby and by the Securities Act.

          3.6 Further Limitations on Disposition. Without in any way limiting the representations set forth above, Investor further agrees not to make any disposition of all or any portion of the Securities unless and until:

          (a)  One (1) year from the date hereof has elapsed; and

          (b) The entire principal balance of the promissory note attached hereto as Exhibit B, together with all accrued and unpaid interest, fees and late charges thereon, has been paid in full by Investor to the Company; and

          (c) There is then in effect a Registration Statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such Registration
Statement; or

          (d) (i) Such Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a reasonably detailed statement of the circumstances sur-rounding the proposed disposition, and (ii) if reasonably requested by the Company, such Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144, as currently in existence, except in unusual circumstances.

          3.7 Legends. Each certificate representing any of the Securities shall bear substantially one or all of the following legends:

          (a)  In the Case of All Securities:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"). THE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS REGISTERED UNDER THE 1933 ACT AND QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS OR UNLESS SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND THE QUALIFICATION REQUIREMENTS OF APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED. THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE RIGHTS OF HOLDERS THEREOF ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER RESTRICTIONS, AND THE HOLDER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE (INCLUDING ANY FUTURE HOLDERS) IS BOUND BY THE TERMS OF A UNIT PURCHASE AGREEMENT BETWEEN THE ORIGINAL PURCHASER AND THE COMPANY (COPIES OF WHICH MAY BE OBTAINED FROM THE COMPANY).

          (b)  In the Case of the Warrant:

     THIS WARRANT IS NON-TRANSFERABLE AND MAY ONLY BE EXERCISED
     BY THE ORIGINAL PURCHASER.

          (c) Any legend required by the laws of the State of California or other jurisdiction, including any legend required by the California Department of Corporations and sections 417 and 418 of the California Corporations Code.

          3.8 Accredited Investor. Investor is an accredited investor as defined in Rule 501(a) of Regulation D under the Securities Act.

          3.9 Confidentiality. Investor hereby represents, warrants and covenants that Investor shall maintain in confi-dence, and shall not use or disclose without the prior written consent of the Company, any information identified as confiden-tial that is furnished to Investor by the Company in connection with this Agreement. This obligation of confidentiality shall not apply, however, to any information (a) in the public domain through no unauthorized act or failure to act by Investor,
(b) lawfully disclosed to Investor by a third party who possessed such information without any obligation of confidentiality or (c) known previously by Investor or lawfully developed by Investor independent of any disclosure by the Company. Investor further covenants that Investor shall return to the Company all tangible materials containing such information upon request by the Company.

          3.10 Finder's Fee. Investor neither is nor will be obligated for any finder's fee or commission in connection with this transaction. Investor agrees to indemnify and hold harmless the Company from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which the Investor or any of its officers, partners, employees or representatives is responsible.

          3.11 Covenant. Investor hereby covenants and agrees to pledge shares of capital stock (i) set forth on Schedule 1 to the Stock Pledge Agreement between the Company and Investor as collateral for the Promissory Note and (ii) set forth on Schedule 1 to the Stock Pledge Agreement among the Company, Investor and Dennis J. Carlo for the promissory note payable to the Company by Dennis J. Carlo, in amounts equal to double the principal amount of such promissory notes. Upon expiration on August 7, 1997 of that certain lock-up agreement with respect to such shares of capital stock, Investor will take all such action as is necessary or appropriate to perfect the pledge of such shares of capital stock as a first priority security interest.

          4.   California Commissioner of Corporations.

          4.1 Corporate Securities Law. THE SALE OF THE SECURI-TIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

          5.   Conditions of Investor's Obligations at Closing.
The obligations of Investor under this Agreement are subject to the fulfillment on or before each Closing of each of the following conditions, the waiver of which shall not be effective unless Investor consents in writing thereto:

          5.1 Representations and Warranties. The representa-tions and warranties of the Company contained in Section 2 shall be true on and as of each Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

          5.2 Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before each Closing.

          5.3 Compliance Certificate. The Chief Financial Officer of the Company shall deliver to Investor at each Closing a certificate certifying that the conditions specified in Sections 5.1 and 5.2 have been fulfilled and stating that there has been no material adverse change in the business, affairs, prospects, operations, properties, assets or condition of the Company since December 31, 1996.

          5.4 Qualification. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities to Investor (i) pursuant to Section 1.1 of this Agreement shall be duly obtained and effective as of the Initial Closing, and (ii) pursuant to Section 1.2 of this Agreement shall be duly obtained and effective as of the NASD Approval Closing.

          5.5 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contem-plated at each Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Investor and its special counsel, and Investor shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

          6.   Conditions of the Company's Obligations at
Closing. The obligations of the Company to Investor under this Agreement are subject to the fulfillment on or before each Closing of each of the following conditions by Investor:

          6.1 Representations and Warranties. The representa-tions and warranties of Investor contained in Section 3 hereof shall be true on and as of each Closing with the same effect as though such representations and warranties had been made on and as of such Closing.

          6.2 Payment of Purchase Price. Investor shall have delivered to the Company the purchase price specified in
Section 1.1 on or before the Initial Closing, and shall have delivered to the Company the purchase price specified in
Section 1.2 on or before the NASD Approval Closing.

          6.3 Qualification. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities to Investor (i) pursuant to Section 1.1 of this Agreement shall be duly obtained and effective as of the Initial Closing, and (ii) pursuant to Section 1.2 of this Agreement shall be duly obtained and effective as of the NASD Approval Closing.

          6.4 Stock Pledge Agreement. Investor shall have executed a Stock Pledge Agreement for the benefit of the Company in the form attached hereto as Exhibit C.

          6.5 Fairness Opinion. The Company shall have received from its investment banker, Montgomery Securities, an opinion that the proposed consideration to be received by the Company from Investor in exchange for the Units is fair to the Company from a financial point of view, such opinion to be in the form attached hereto as Exhibit D.

          7. Registration Rights. The Company covenants and agrees as follows:

          7.1  Certain Additional Definitions.

          As used in this Agreement, the following capitalized terms shall have the following meanings:

          "Prospectus" shall mean the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus.

          "Register," "registered" and "registration" refer to a registration effected by preparing and filing with the SEC a registration statement or similar document in compliance with the Securities Act, and such registration statement or document becoming effective under the Securities Act.

          "Registrable Securities" shall mean (i) the Shares,
(ii) the shares of Common Stock issued pursuant to that certain Unit Purchase Agreement of even date herewith between the Company and Dennis J. Carlo, and (iii) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) and (ii) above, provided, however, that Registrable Securities shall not include any shares of Common Stock which have previously been registered or which have been sold in a public offering.

          "Registration Statement" shall mean any registration statement of the Company that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all material incorporated by reference in such Registration Statement.

          7.2 Registration. If after one year following the Initial Closing, but no later than five years following the Initial Closing, Investor requests in writing that the Company file a Registration Statement for a public offering of the Registerable Securities (a "Demand Request"), the Company will use its reasonable best efforts to effect a registration to permit the sale of such Registrable Securities as described below, and pursuant thereto the Company will:

               (a)            within ten (10) days of the
Company's receipt of a Demand Request, give written notice of such request to all holders of Registerable Securities
("Holders");

               (b)            prepare and file with the SEC
within sixty (60) days of the Company's receipt of a Demand Request, and use its reasonable best efforts to have declared effective by the SEC, a Registration Statement on any appropriate form under the Securities Act as may then be available to the Company relating to resale of all of the Registrable Securities which the Holders request to be registered within twenty (20) days of the mailing of the notice required under Section 7.2(a) and use its reasonable best efforts to cause such Registration Statement to remain continuously effective for a period of one year or such shorter period which will terminate when all Registrable Securities covered by such Registration Statement have been sold; provided that a registration will not count as the permitted demand registration until the Registration Statement becomes effective and remains effective for the period specified herein, so long as such registration is not withdrawn at the request of the holder;

               (c) prepare and file with the SEC such amendments, supplements and post-effective amendments to the Registration Statement and the Prospectus as may be necessary to keep such Registration Statement effective for the period specified in Section 7.2(b) and to comply with the provisions of the Securities Act and the Exchange Act with respect to the distribution of all Registrable Securities during such period;

               (d) notify the Investor promptly, and confirm such notice in writing, (i) when the Prospectus or any supplement or post-effective amendment has been filed and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC for amendments or supplements to the Registration Statement or Prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (v) when a Prospectus or a Prospectus supplement is required to be delivered under the Securities Act upon discovery that the Prospectus, as then in effect, includes an untrue statement of material fact or omits to state a material fact necessary to make the statements therein not misleading in light of the circumstances then existing, which requires amendment or supplementation of the Registration Statement or Prospectus;

               (e)            use its reasonable best efforts to
obtain the withdrawal of any order suspending the effectiveness of the Registration Statement at the earliest possible moment;

               (f) deliver to the Investor without charge as many copies of the Prospectus (including each preliminary Prospectus) and any amendment or supplement thereto as Investor may reasonably request in order to facilitate the disposition of the Registrable Securities in compliance with the Securities Act;

               (g) cause all Registrable Securities covered by the Registration Statement to be listed on each securities exchange or market on which shares of the Common Stock are then listed, and if shares of the Common Stock are not so listed, use its reasonable best efforts promptly to cause all such Registerable Securities to be listed on either the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market;

               (h) use its reasonable best efforts to qualify or register the Registrable Securities for sale under (or obtain exemptions from the application of) the Blue Sky laws of such jurisdictions as are reasonably requested by Investor. The Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any such jurisdiction where it is not presently qualified or where it would be subject to general service of process or taxation as a foreign corporation in any jurisdiction where it is not now so subject;

               (i) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC under the Securities Act and the Exchange Act and take such other actions as may be reasonably necessary to facilitate the registration of the Registrable Securities hereunder.

          Investor shall furnish to the Company such information regarding the distribution of such securities as the Company may from time to time reasonably request in writing.

          If the Company delivers a certificate in writing to Investor to the effect that a delay in the sale of Registrable Securities by Investor under the Registration Statement is necessary because a sale pursuant to such Registration Statement in its then current form would reasonably be expected to constitute a violation of the federal securities laws, then Investor shall agree not to sell or otherwise transfer such Registrable Securities for the period of time specified by the Company in its certificate. In no event shall such delay exceed ten (10) business days; provided, however, that if, prior to the expiration of such ten (10) business day period, the Company delivers a certificate in writing to Investor to the effect that a further delay in such sale beyond such ten (10) business day period is necessary because a sale pursuant to such Registration Statement in its then current form would reasonably be expected to constitute a violation of the federal securities laws, the Company may refuse to permit Investor to resell any Registrable Securities pursuant to such Registration Statement for one additional period not to exceed five (5) business days.

          7.3 Registration Expenses. All expenses incident to the Company's performance of or compliance with this Agreement, including without limitation all registration and filing fees, fees with respect to the filings required to be made with the NASD, fees and expenses of compliance with the securities or Blue Sky laws, printing expenses, messenger, telephone and delivery expenses, fees and disbursements of counsel for the Company, fees and disbursements of all independent certified public accountants of the Company, fees and expenses incurred in connection with the listing of the securities, rating agency fees and the fees and expenses of any person, including special experts, retained by the Company, will be borne by the Company, regardless of whether the Registration Statement becomes effective; provided, however, that the Company will not be required to pay discounts, commissions or fees of underwriters, selling brokers, dealer managers or similar securities industry professionals relating to the distribution of the Registrable Securities or fees or disbursements of any counsel to Investor.

          7.4 Underwritten Registrations; Selection of Underwriter. If Investor so elects, the offering of Registerable Securities shall be in the form of an underwritten offering and the Company shall have the exclusive right to designate the managing underwriter or underwriters with respect to the related offering of the Registerable Securities, which underwriter or underwriters must be reasonably acceptable to the Investor.

          7.5 Rule 144. The Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and it will take such further action as Investor may reasonably request, all to the extent required to enable Investor to sell Registrable Securities without registration under the Securities Act in reliance on the exemption provided by Rule 144 or Rule 144A or any successor or similar rules or statues. Upon the request of Investor, the Company will deliver to Investor a written statement as to whether the Company has complied with such information and requirements.

          7.6  Transfer or Assignment of Registration Rights.
The rights to cause the Company to register Securities and all related rights granted to Investor by the Company under this
Section 7 may be transferred or assigned by Investor only to a transferee or assignee of not less than 100,000 shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like), provided that the Company is given written notice at the time of or within a reasonable time after such transfer or assignment, stating the name and address of the transferee or assignee and identifying the Securities with respect to which such registration rights are being transferred or assigned, and, provided further, that the transferee or assignee of such rights assumes the obligations of Investor under this Section 7.

          7.7 "Market Stand-Off" Agreement. If requested by the Company and an underwriter of Common Stock (or other securities) of the Company, Investor shall not sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by Investor (other than those included in the registration) during the one hundred twenty (120) day period following the effective date of a registration statement of the Company filed under the Securities Act.

          The obligations described in this Section 7.7 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the Securities subject to the foregoing restriction until the end of such one hundred twenty (120) day period.

          Each time the Company invokes its Market Stand-off rights under this Section 7.7 while Investor is entitled to make a Demand Request, the period during which Investor shall be entitled to make a Demand Request under Section 7.2 hereof shall be extended by an additional one hundred twenty (120) days; provided, however, that Investor's Demand Request period will not be extended following the first Market Stand-Off unless such Market Stand-Off occurs within one hundred twenty (120) days of the expiration of Investor's Demand Request period.

          7.8  Indemnification.  In the event any Registrable
Securities are included in a Registration Statement under this
Section 7:

               (a) To the extent permitted by law, the Company will indemnify and hold harmless the Investor, any person or entity to or through whom Investor sells Registerable Securities that may be deemed to be an underwriter (as defined in the Securities Act), any officer, director, partner or agent thereof, and each person, if any, who controls the Investor or underwriter within the meaning of the Securities Act or the Exchange Act against any and all losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other United States federal or state securities law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in any related registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or offering circular or in any application or other document or communication executed by or on behalf of the Company relating to such registration (together, "Selling Documents"), (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or other United States federal or state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act or other United States federal or state securities law; and the Company will pay to the Investor, underwriter or controlling person any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action as incurred; provided, however, that the indemnity agreement contained in this subsection 7.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by the Investor, underwriter or controlling person.

               (b) To the extent permitted by law, the Investor will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed a Selling Document, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any officer, director, partner or agent thereof and any controlling person of any such underwriter, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other United States federal or state securities law insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by the Investor expressly for use in connection with such registration; and the Investor will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 7.8(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 7.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Investor, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this subsection 7.8(b) exceed the proceeds (net of underwriting discounts and commissions) from the related offering of the Registerable Securities received by the Investor.

               (c) After receipt by an indemnified party under this Section 7.8 of notice of the commencement of any action (including any governmental action) involving a claim referred to in Sections 7.8(a) or 7.8(b) hereof, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 7.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 7.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 7.8.

               (d) If the indemnification provided for in this Section 7.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations; provided, however, that in any such case, (A) the Investor will not be required to contribute any amount in excess of the proceeds (net of underwriting discounts and commissions) received by the Investor from all Registrable Securities offered and sold by the Investor pursuant to the applicable Selling Document; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the Violation relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

               (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in any underwriting agreement entered into by the Company in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control, provided that Investor is a signatory to the underwriting agreement.

               (f)            The obligations of the Company and
the Investor under this Section 7.8 shall survive the completion of any offering of Registrable Securities in a Registration
Statement under this Section 7 and otherwise.

          8.   Miscellaneous.

          8.1 Survival of Warranties. The representations and warranties of the Company contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and each Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of Investor or the Company.

          8.2 Successors and Assigns. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          8.3 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, except as they may be preempted by federal law. In any action brought or arising out of this Agreement, Investor and the Company hereby consent to the jurisdiction of any federal or state court having proper venue within the State of California and also consent to the service of process by any means authorized by California or federal law.

          8.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an origi-nal, but all of which together shall constitute one and the same instrument.

          8.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          8.6 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified (or upon the date of attempted delivery where delivery is refused) or, if sent by telecopier, telex, telegram, or other facsimile means, upon receipt of appropriate confirmation of receipt, or five (5) days after deposit with the United States Postal Service, by registered or certified mail, or one (1) day after deposit with next day air courier, with postage and fees prepaid and addressed to the party entitled to such notice at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days advance written notice to the other parties to this Agreement.

          8.7 Expenses. Except as otherwise specified in this Agreement, irrespective of whether the Initial Closing or the NASD Approval Closing is effected, each party hereto shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          8.8 Amendments and Waivers. Except as otherwise specified in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Securities purchased under this Agreement at the time outstanding (including securities into which such Securities are convertible), each future holder of all such Securities, and the Company.

          8.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          8.10 Aggregation of Stock. All shares of Common Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

          8.11 Entire Agreement. This Agreement, the Exhibits hereto and other documents delivered expressly hereby constitute the full and entire understanding and agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants or agreements except as specifically set forth herein and therein.

          8.12 Press Releases. The Company agrees not to issue any press release concerning the transactions contemplated by this Agreement, the terms of which are not reasonably acceptable to Investor.

          8.13 Exchange Act Filings. The Company agrees to consult with Investor before filing with the SEC any information required under the Exchange Act concerning the transactions contemplated by this Agreement and agrees to consider in good faith all reasonable comments received from Investor in connection therewith.

        [REMAINDER OF THE PAGE LEFT INTENTIONALLY BLANK]

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                  THE IMMUNE RESPONSE CORPORATION


                                  By  ___________________________
                                  Title  ________________________

                                  Address: 5935 Darwin Court
                                           Carlsbad, CA 92008


                                  INVESTOR



                                  ___________________________
                                  Kevin B. Kimberlin

                                  Address: Spencer Trask, Inc.
                                           535 Madison Avenue
                                           New York, NY 10022